SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 3, 2002 (November 27, 2002)

Commission file number 0-10521

ADVANCED NEUROMODULATION SYSTEMS, INC.

Incorporated pursuant to the Laws of the State of Texas

Internal Revenue Service — Employer Identification No. 75-1646002

6501 Windcrest Drive, Plano, Texas 75024

(972) 309-8000

Item 5.    Other Events.

On November 27, 2002, Anthony J. Varrichio, an executive vice president of the Company, entered into a "Preset Diversification Program" (PDP), a stock disposition plan intended to qualify for the safe harbor offered by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the PDP, Mr. Varrichio has authorized his broker to sell up to a specified number of shares of his ANS common stock on a monthly basis, at fixed minimum prices ranging from $32 per share to $43 per share, up to an aggregate of 252,000 shares of his ANS common stock, commencing January 3, 2003 and ending on December 30, 2003. Mr. Varrichio has informed the Company that any shares sold pursuant to the PDP will be sold pursuant to Rule 144, and that he will publicly disclose any sales in accordance with his obligations under Rule 16a-3.

Mr. Varrichio originally acquired his ANS common stock in January 2001 in connection with ANS' acquisition of Hi-Tronics Designs, Inc. (HDI), a company that Mr. Varrichio co-founded in 1987. Mr. Varrichio has informed the Company that the purpose of the PDP is to assist in the diversification of his portfolio and is part of his overall estate planning. Mr. Varrichio continues to serve as Chief Technology Officer and an executive vice president of the Company and as the President of HDI. Mr. Varrichio is not including in the PDP approximately 110,000 shares of ANS common stock that he owns directly or 35,000 shares of ANS common stock subject to stock options previously granted to him.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED NEUROMODULATION SYSTEMS, INC.
By: /s/ F. Robert Merrill III
Date: December 3, 2002	Name: F. Robert Merrill III
Title: Executive Vice President, Finance
Chief Financial Officer and Treasurer